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Ryder System, Inc.

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[The following is an E-mail from Gregory T. Swienton, Chairman and Chief Executive Officer to Company employees]
April 18, 2008

To:	All Ryder U.S. Employees

From:	Greg Swienton

Subject:	Vote Your Ryder Shares
Recently, those of you who own shares of Ryder stock received a proxy statement and voting card for our 2008 Annual Meeting of Shareholders, which will be held on Friday, May 2, 2008 at Ryder’s headquarters in Miami. Accompanying these materials is a copy of Ryder’s 2007 Annual Report, in which we highlight Ryder’s 75th anniversary and our history of delivering reliability, efficiency and productivity to our customers.
There are three agenda items for this year’s annual meeting: the election of three directors; the approval of an amendment to Ryder’s Equity Compensation Plan; and the ratification of PricewaterhouseCoopers LLP as Ryder’s independent auditor. I, and the other members of Ryder’s Board of Directors, recommend a vote in favor of each of these proposals. The amendment to the Equity Compensation Plan is particularly meaningful to employees because this plan enables us to continue awarding stock options, restricted stock and other equity-based awards to our employees. This proposed amendment would increase the number of shares available for grant under the Equity Compensation Plan, ensuring that we have sufficient shares for the next several years. I believe that our Equity Compensation Plan plays an important role in helping us attract, reward and retain high quality employees.
I want to encourage each and every Ryder employee-shareholder to vote his or her shares. Not only is every vote important, it also serves to demonstrate your continued support and confidence in our Company and its leadership.
Please review these materials carefully and take the time to vote your shares.
Thank you for your continued support.